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                                                                   Exhibit 17.1


                              December 28, 2000

W. Quay Mull, II, Chairman
Board of Directors
Belmont Bancorp
325 Main Street
Bridgeport, OH  43912

Dear Mr. Mull:

          Since my resignation as the President of Belmont Bancorp on June 8, 1999 I have attempted to continue to perform my duties as a director, which the shareholders elected me to do. However, for more than a year, I have been prevented from performing my duties as a director. Contrary to the bylaws, I do not receive notices of meetings and have not been invited to attend meetings of the Board of Directors. As early as the July 6, 1999 special Board meeting, I requested and was denied basic financial information. Even as of today, I have yet to receive the standard Board information package sent to all other directors. Since the Board of Directors are not allowing me to perform my duties as a member of the Board of Directors, I request that you please accept this letter as my resignation from the Board of Directors of Belmont Bancorp. Although I still stand ready to assist both Belmont National Bank and Belmont Bancorp in any manner that is in the best interest of these organizations and their shareholders.

          More specifically, I regret statements contained in Belmont Bancorp's S-2 Registration Statement and elsewhere which provide a misleading and inaccurate chronology of events. As a result, I deem it necessary to clarify what actually occurred.

          Prior to the Board meeting on June 8, 1999, the Board had voted to make William Wallace President of the Bank. At its June 8, 1999 meeting, the Board voted to retain the services of FiCap Strategic Partners, LLC and the law firm of Doepken Keevican & Weiss and a few days later the Board voted to sever its relationship with Gary Bronstein's law firm. I objected to this action and pointed out that I concurred with the recommendation of Mr. Bronstein that the Board defer approving retention of FiCap and Doepken until after the Office of the Comptroller of the Currency had been properly notified. In fact, I practically begged the Board to seek OCC approval before hiring FiCap/Doepken. The Board rejected my pleas and recommendations during the meeting of June 8.

          As I further stated in my formal letter dated June 8, 1999 resigning as President and CEO of both Belmont Bancorp and Belmont National Bank, I was appalled to learn that Board meetings had taken place without my knowledge and I was concerned the Board's action had placed in jeopardy its
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bond claim against Progressive Casualty Insurance Co. to recover the losses incurred in connection with the Schwartz Homes loans.

          My resignation followed the decisions by the Board to hire FiCap and
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the Doepken firm, not the other way around.  In fact, it was because of the vote taken at the June 8 meeting that I concluded I had no real alternative but to resign. The fact that the formal engagement of FiCap may have occurred on June 9, 1999 is irrelevant.

          I am concerned the S-2 Registration Statement contains no reference to the Bank's claims against Snodgress & Co. [sic] and Michael Zeno, particularly in light of the Bank's representation in the Fleagane action that it intended to
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pursue such claims.  I continue to believe information regarding the Bank's claims against Snodgress and Zeno should have been and should be fully disclosed.

          Under these circumstances, I cannot function as an effective director and I therefore resign my position effective today.

          My resignation results from my disagreement on matters relating to Belmont Bancorp's operations, policies or practices within the meaning of Item 6 of Form 8-K and I hereby request that an accurate summary of the contents of this resignation letter be described in a Form 8-K and filed by Belmont Bancorp with the Securities and Exchange Commission.


                                     Very truly yours,



                                     J. Vincent Ciroli, Jr.

cc:  Board of Directors of Belmont Bancorp
     Office of the Comptroller of the Currency

     Federal Reserve Bank of Cleveland